EXHIBIT 5

MARK A. WEISS
DIRECT DIAL: (513)579-6599
FACSIMILE: (513) 579-6956
Email: MWeiss@kmklaw.com

February 25, 2005

Meritage Hospitality Group Inc.
1971 Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525

Ladies and Gentlemen:

        This firm is general counsel to Meritage Hospitality Group Inc. and, as such, we are familiar with Meritage’s Articles of Incorporation, Bylaws and corporate proceedings generally. We have reviewed the corporate records as to the establishment of Meritage’s Amended 2004 Directors’ Share Equity Plan which calls for the issuance of shares of Common Stock to employees and advisors of Meritage. Based solely upon such examination, we are of the opinion that Meritage has taken all necessary and required corporate actions in connection with the proposed issuance of 150,000 shares of Common Stock pursuant to the Amended 2004 Directors’ Share Equity Plan, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Meritage free of any claim of pre-emptive rights.

        We hereby consent to be named in the Registration Statement and the Prospectus. In providing this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons which consent is required under Section 7 of the Securities Act of 1933.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. BY: /s/Mark A. Weiss —————————————— Mark A. Weiss